Exhibit 99.a(6)

ARTICLES SUPPLEMENTARY
OF
CREDIT SUISSE INSTITUTIONAL MONEY MARKET FUND, INC.

CREDIT SUISSE INSTITUTIONAL MONEY MARKET FUND, INC. (the “Corporation”), a Maryland corporation with its principal office in the State of Maryland in Baltimore, Maryland, DOES HEREBY CERTIFY:

FIRST:  The Fund is registered as an open-end company under the Investment Company Act of 1940.

SECOND:  The Board of Directors of the Corporation has increased the number of authorized shares of capital stock of the Fund by ten billion (10,000,000,000) shares, par value $.001 per share with an aggregate par value of ten million dollars ($10,000,000), to sixty-five billion (65,000,000,000) shares with an aggregate par value of sixty-five million dollars ($65,000,000).

THIRD:  The additional ten billion (10,000,000,000) authorized but unissued shares resulting from the foregoing increase have been classified by the Board of Directors of the Corporation as Government Portfolio Class A Shares.

FOURTH:  The total number of shares of capital stock of all classes that the Corporation has authority to issue, immediately prior to the foregoing increase is fifty-five billion (55,000,000,000) shares, par value $.001 per share, having an aggregate par value of fifty-five million dollars ($55,000,000).  The numbers of shares of each class are as follows:

Number of shares	Designation

50,000,000,000

Prime Portfolio Class A Shares

1,000,000,000	Prime Portfolio Class B Shares

1,000,000,000	Prime Portfolio Class C Shares

1,000,000,000	Government Portfolio Class A Shares

1,000,000,000	Government Portfolio Class B Shares

1,000,000,000	Government Portfolio Class C Shares

FIFTH:  The total number of shares of capital stock of all classes that the Corporation has authority to issue, as increased, is sixty-five billion (65,000,000,000) shares, par value $.001 per share, having an aggregate par value of sixty-five million dollars ($65,000,000).  The numbers of shares of each class are as follows:

Number of shares	Designation

50,000,000,000

Prime Portfolio Class A Shares

1,000,000,000	Prime Portfolio Class B Shares

1,000,000,000	Prime Portfolio Class C Shares

11,000,000,000	Government Portfolio Class A Shares

1,000,000,000	Government Portfolio Class B Shares

1,000,000,000	Government Portfolio Class C Shares

SIXTH:   Each Class A Share of the Government Portfolio classified herein will have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in the Charter of the Corporation with respect to the Class A Shares of the Government Portfolio.

SEVENTH: The Board of Directors of the Corporation has increased the total number of authorized shares of capital stock that the Fund has authority to issue in accordance with Section 2-105(c) of the Maryland General Corporation Law and has classified the additional shares as Class A Shares of the Government Portfolio under the authority contained in Article V, Section (I)(B) of the Charter.

IN WITNESS WHEREOF, the undersigned have executed these Articles Supplementary on behalf of Credit Suisse Institutional Money Market Fund, Inc. and acknowledge that it is the act and deed of the Corporation and state, under penalty of perjury, to the best of the knowledge, information and belief of each of them, that the matters contained herein with respect to the approval thereof are true in all material respects.

Dated: November 8, 2007		CREDIT SUISSE INSTITUTIONAL MONEY MARKET FUND, INC.

		By:	/s/J. Kevin Gao
			Name:	J. Kevin Gao
			Title:	Vice President

WITNESS:

/s/Karen Regan
Name:	Karen Regan
Title:	Assistant Secretary